Exhibit 99.1

Appleton Names Mark Richards President and Chief Executive Officer

(Appleton, Wis., March 23, 2005) The board of directors of Appleton announced today that it has named Mark R. Richards as the company’s president and chief executive officer. Richards succeeds Appleton’s current chief executive officer, Doug Buth, who will continue as chairman of the board until his expected retirement on May 31, 2005.

Richards, 45, currently serves as president of the Engineered Support Structures division of Valmont Industries, Inc. (NYSE: VMI). He will join Appleton as president and chief executive officer on April 4, 2005.

In April 2004, Buth, 50, announced his plans to retire from the company in 2005. As a result, the Appleton board of directors conducted a comprehensive search for Buth’s replacement that culminated in the hiring of Richards. Buth said that his role as chairman will be to actively support the board of directors, Richards and the company’s management team to ensure a smooth transition and continued focus on the company’s customer service and growth objectives.

“We are pleased to welcome Mark Richards to our company and our management team,” said Paul Karch, Appleton’s vice president of human resources and law and chairman of the Appleton board’s search committee. “Mark brings a broad range of management experience with multinational businesses, a proven record for launching new products and achieving business growth, and strong financial management skills. He is a great team builder with a passion for helping employees and customers succeed.”

About Mark Richards

Richards joined Valmont Industries in 1999 as president of its Engineered Support Structures division. Valmont Industries is a leading global manufacturer of engineered steel and aluminum support structures, mechanized irrigation equipment for agriculture, protective coatings services, and metal tubing products for commercial and industrial applications. The company is based in Omaha, Neb. The Engineered Support Structures division employs over 2,500 people and had sales of approximately $400 million in 2004.

During Richards’ tenure the division grew annual revenue by an average of 11 percent and achieved record earnings. Richards established product development teams that used a stage gate process to introduce a range of successful new products. He expanded the division’s scope by making both domestic and foreign acquisitions and increased its operating efficiencies. Richards also put in place several best practices that led to significant improvements in employee safety, customer satisfaction and employee development.

From 1995 to 1999 Richards worked for Greenfield Industries, Inc., Augusta, Ga., a leading manufacturer of high-speed steel and carbide cutting tools. He led acquisition efforts on several continents while serving as vice president of business development. He was later named vice president and general manager of a $65 million business unit with multiple plant locations. He increased operating efficiencies, reduced product lead times and established a global technical service group to improve customer service.

Appleton Names Mark Richards President and Chief Executive Office

March 23, 2005

Prior to Greenfield Industries, Richards held corporate marketing and strategic planning positions with Monsanto Company, St. Louis, Mo., where he developed unique product line extensions and marketing programs for the company’s Searle Division and led new product launches and promotions.

Richards also worked for Chicago-based consulting firm Coopers and Lybrand where he served on numerous acquisition teams. He began his career with CR Bard, Inc., Billerica, Mass., a manufacturer of medical devices. He served on the new product launch team and was responsible for commercializing over 40 new products and line extensions.

Richards is a graduate of Northwestern University’s Kellogg Graduate School of Management where he earned a master’s degree in business administration with concentrations in marketing and finance. He earned a bachelor’s degree in packaging from Michigan State University.

About Appleton

Appleton uses ideas that make a difference to create product solutions through its development and use of coating formulations and applications, encapsulation technology, and specialized and secure print services. The Company produces carbonless, thermal, security, and performance packaging products. Appleton is headquartered in Appleton, Wisconsin, and has manufacturing operations in Wisconsin, Ohio, Pennsylvania, Massachusetts and the United Kingdom, employs approximately 3,400 people, and is 100 percent employee-owned. For more information visit www.appletonideas.com

Media Contact:

Bill Van Den Brandt

Manager, Corporate Communications

920-991-8613

bvandenbrandt@appletonideas.com